Exhibit 4.13

Securities Trading Policy
Department:	Corporate	COR-POL-5	Ver # 5	Active: 08-Jun-2022	Page 1 of 11

1.	Purpose

1.1.	This document details the policy covering restrictions on dealing in shares, options and other securities of Genetic Technologies Ltd (GTG or the Company) and its related companies (Group).

1.2.	As a public company, the Company is bound by laws governing the conduct for buying, selling and otherwise dealing in the Company’s securities.

1.3.	The purpose of this policy is to explain the types of conduct in dealing in securities that are prohibited under the Corporations Act and to establish a best practice procedure for dealing in securities that protects the Company and its personnel against the misuse or the appearance of misuse of inside information.

1.4.	If you do not understand any part of this policy or the summary of the law, or how it applies to you, you should raise the matter with the Company Secretary before dealing with any securities covered by this policy.

2.	Scope

2.1.	Unless otherwise stated, this policy applies to:

a)	all employees of the Group in possession of inside information (please refer to section 3 of this policy);

b)	the Directors, Company Secretary, chief executive officer of a portfolio company of the Group, all direct reports of the chief executive officers and any other senior executive who has authority and responsibility for planning, directing and controlling the activities of the Company being (collectively, Key Management Personnel);

c)	staff who work closely with Key Management Personnel, staff who work in the finance/accounts function and staff who work in strategic planning (if they are not already considered Key Management Personnel);

d)	immediate family members of Key Management Personnel;

e)	companies, trusts and entities over which Key Management Personnel or their immediate family members have control; and

f)	any other employees of the Group considered necessary or appropriate by the Board or Company Secretary as notified from time to time.

Company Confidential

Securities Trading Policy
Department:	Corporate	COR-POL-5	Ver # 5	Active: 08-Jun-2022	Page 2 of 11

3.	Responsibilities

It is the responsibility of all GTG employees, including Key Management Personnel, to have read and understood this policy. It is the responsibility of management to ensure that employees understand this policy and adhere to the outlined terms and conditions as specified in Section 6.

4.	References

GTG shall comply with all applicable laws in executing this policy, including:

●	Corporations Act 2001

●	ASX Corporate Governance Guidelines

●	ASX Listing Rules

●	NASDAQ Marketplace Rules

●	Sarbanes-Oxley Act of 2002

5.	Definitions

ASX:	Australian Securities Exchange

GTG:	Genetic Technologies Limited

NASDAQ:	National Association of Securities Dealers Automated Quotation

POL:	Policy

Securities:	Fully paid ordinary shares in the capital of GTG and associated American Depositary Receipts (ADRs), options and warrants.

6.	Policy

The Company’s Securities Trading Policy (the “Policy”) regulates dealings by Directors, Officers and employees and other designated people, in securities issued by the Company and any financial products which may be created over those securities by third parties. It also covers companies and other trading entities owned or controlled by such parties.

Furthermore, the Policy imposes basic trading restrictions on all Directors and employees of the Company and its related companies and any contractors and consultants designated by the Company Secretary as being likely to have insider information about the Company’s operations. Additional restrictions are also imposed on:

●	all Directors and the Chief Executive Officer;

●	all Executives reporting directly to the Chief Executive Officer;

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Securities Trading Policy
Department:	Corporate	COR-POL-5	Ver # 5	Active: 08-Jun-2022	Page 3 of 11

●	any other employees of the Company designated by the Company Secretary from time to time.

6.1.	Insider Trading Laws

a)	Insider Trading prohibited at all times

If you have any inside information relating to the Company, it is a criminal offence for you to:

(i)	trade in the Company’s securities;

(ii)	advise or procure another person to trade in the Company’s securities; or

(iii)	pass inside information to someone else – including colleagues, family or friends – knowing (or where you should have reasonably known) that the other person would, or would be likely to use that information to trade in, or procure someone else to trade in, the Company’s securities.

This offence called “insider trading”, can subject you to criminal liability including large fines and/or imprisonment, and civil liability, which may include being sued by another party or the Company, for any loss suffered as a result of illegal trading.

The prohibition on insider trading applies at all times notwithstanding any other provision in this policy.

b)	Confidential Information

Related to the above, you have a duty of confidentiality to the Company. You must not reveal any confidential information concerning the Group, use that information in any way which may injure or cause loss to the Group, or use that confidential information to gain an advantage for yourself or anyone else.

c)	What is “inside information”?

Inside information is information that:

(i)	is not generally available; and

(ii)	if it were generally available, would – or would be likely to – influence investors in deciding whether to buy or sell the Company’s securities.

Examples of inside information include:

(i)	the financial performance of the Company against its budget;

(ii)	a possible acquisition or sale of any assets by the Company;

(iii)	a possible change in the Company’s capital structure;

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Securities Trading Policy
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(iv)	a proposed dividend;

(v)	senior management changes;

(vi)	the possible launch of a new product or service; or

(vii)	any possible claim against the Company or other unexpected liability.

It does not matter how you come to know the inside information (including whether you learn it in the course of carrying out your responsibilities, or passing in the corridor, or in a lift or at a dinner party).

The financial impact of the information is important, but strategic and other implications can be equally important in determining whether information is inside information. The definition of information is broad enough to include rumours, matters of supposition, intentions of a person (including the Company) and information which is not definite enough to warrant disclosure to the public.

d)	Trading in securities of other companies

The insider trading prohibition applies to trading in securities of other companies. If you have inside information in relation to another company (whether obtained during the course of employment or otherwise) you must not trade or procure someone else to trade in that company’s securities or communicate that information to someone else knowing that the other person would be likely to trade in or procure someone else to trade in the Company’s securities.

6.2.	‘Blackout Period’ Trading Restrictions – Restricted Persons

a)	Restricted Persons

The restrictions on trading in the Company’s securities by Key Management Personnel and their closely related parties during specific periods (Blackout Periods) is designed to avoid insider trading and the appearance of insider trading. The ‘Blackout Period’ restrictions on trading the Company’s securities apply to the following people in the Group (Restricted Persons):

(i)	Key Management Personnel;

(ii)	immediate family members of Key Management Personnel (including spouses, de facto spouses and children);

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Securities Trading Policy
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(iii)	companies, trusts and entities over which Key Management Personnel or their immediate family members have control; and

(iv)	any other employees of the Group considered necessary or appropriate by the Board or Company Secretary as notified from time to time.

The Company Secretary will notify those persons above that are considered Restricted Persons for this Policy and therefore bound by the additional restrictions in sections 6.2, 6.3 and 6.5.

b)	Blackout Periods

In addition to the prohibitions on insider trading set out in the Corporations Act, the Company requires that Restricted Persons must not trade in the Company’s securities during the following Blackout Periods:

(i)	from the financial year balance date until 24 hours following the release of the Company’s audited full year results to the ASX;

(ii)	from the half year balance date until 24 hours following the release of the Company’s audited half year report to the ASX;

(iii)	if the Company is required to release periodic financial reports such as quarterly reports, the period from the month or quarter end at which those reports are compiled until 24 hours after release of those reports; and

(iv)	within 24 hours of release of price sensitive information to the market, unless the circumstances are exceptional and the procedure for prior written clearance described in section 6.2 of this Policy has been met.

c)	Ad hoc Blackout Periods

The Company may also impose additional Blackout Periods at times when it is considering sensitive information which the Company may have an obligation to disclose under continuous disclosure requirements. During such ad hoc Blackout Periods, Restricted Persons must not trade the Company’s securities unless the circumstances are exceptional and the procedure for prior written clearance described in section [6.2 (d)] of this Policy has been met.

Where ad hoc Blackout Periods are imposed by the Company, each employee and officer of the Company must keep the imposition of this additional restriction confidential and not disclose this fact to any persons inside or outside of the Company, except as required by law. This obligation of confidentiality is designed to prevent speculative trading ahead of an anticipated price sensitive announcement.

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Securities Trading Policy
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d)	Exceptional circumstances when trading may be permitted in Blackout Periods A Restricted Person may trade in the Company’s securities inside a Blackout Period, subject to obtaining prior written clearance in accordance with the procedure described below, in the following exceptional circumstances:

(i)	if the person granting the prior written clearance is satisfied that the person seeking the clearance does not possess unpublished price sensitive information about the Company and the person seeking clearance is in severe financial hardship;

(ii)	if the person granting the prior written clearance is satisfied that the person seeking the clearance does not possess unpublished price sensitive information about the Company and there are other circumstances deemed to be exceptional by the person granting the prior written clearance; or

(iii)	where trading is required for compliance with a court order or court enforceable undertakings or for some other legal or regulatory requirement.

Restricted Persons are prohibited from trading in securities if they possess inside information, even if the trading occurs outside of the Blackout Periods or where prior written clearance has been obtained.

6.3.	Trading Procedure – Restricted Persons

a)	Approving Officer

An approving officer for the purposes of this section is:

(i)	in the case of the Chairman, or family members of or entities connected to the Chairman, the Audit Committee Chair;

(ii)	in the case of any other Key Management Personnel, or family members of or entities connected to those Key Management Personnel, the Chairman;

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Securities Trading Policy
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(iii)	in the case of any other employee, the Chairman or in their absence, the Company Secretary;

b)	Requirements before trading

At least two business days before trading, or giving instructions for trading or causing anyone to trade in the Company’s securities, a Restricted Person must:

(i)	certify that they are not in possession of any inside information that might preclude them from trading at that time;

(ii)	obtain written clearance to trade by making a request in writing to the Approving Officer using the form attached to this policy entitled ‘Request for Prior Written Clearance to Trade in Company Securities’; and

(iii)	comply with any conditions imposed on the trading (including for example, any time limits applicable to the clearance).

A Restricted Person must not trade if they come into possession of inside information after receiving a written clearance to trade.

c)	Written clearance to trade

Any written clearance to trade can be given or refused by an Approving Officer in its discretion without giving any reasons.

Any written clearance granted under this policy will be valid for the period of five business days from the time at which it is given or such other period as may be determined by the Approving Officer. The expiry time of the clearance will be stated in the clearance granted.

An Approving Officer will not grant written clearance to trade if they are aware that the Company is likely in the short-term to:

(i)	release a periodic financial report or other financial data that might come as a surprise to the market; or

(ii)	make an announcement of market sensitive information under its continuous disclosure requirements.

If the Approving Officer refuses to provide a written clearance to trade:

(i)	the decision is final and binding on the person seeking the clearance; and

(ii)	the person seeking the clearance must keep that information confidential and not disclose it to anyone.

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Securities Trading Policy
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A written clearance to trade can be withdrawn by an Approving Officer if new information arises or there is a change in circumstances.

The Approving Officer may seek appropriate legal advice to ensure the proper provision of a written clearance to trade under this section 6, and the cost of such advice shall be borne by the Company.

Any written clearance granted under this trade is not an endorsement of the proposed trade. The Restricted Person is individually responsible for their investment decisions and their compliance with insider trading laws.

d)	Notification of Dealing

A Restricted Person must also notify the Company Secretary of any trading in the Company’s securities by the Restricted Person or any associate of the Restricted Person within two business days of such trading having taken place.

The notification must include:

(i)	the name of the Restricted Person and associate (if applicable);

(ii)	whether the interest in the securities held by the Restricted Person was direct or indirect (and if it was indirect, the circumstances giving rise to the interest);

(iii)	the date of the trading and the number of securities bought or sold;

(iv)	the amount paid or received for the securities; and

(v)	the number of securities held by the Restricted Person, directly and indirectly, before and after the trading in securities.

e)	Maintenance of records

The Company Secretary will maintain a register of:

(i)	all requests for written clearance to trade under this policy and the Approving Officer’s decisions on such applications; and

(ii)	all notifications and acknowledgements given in relation to trading in the Company’s securities.

The Company Secretary must report all notifications of dealings in the Company’s securities to the next Board meeting of the Company.

Directors are reminded that it is their obligation to notify the ASX within five days and ASIC within 14 days of any change in a director’s interest. Trading in the Company’s securities during Blackout Periods will be specifically highlighted in the Appendix 3Y lodged with the ASX.

Company Confidential

Securities Trading Policy
Department:	Corporate	COR-POL-5	Ver # 5	Active: 08-Jun-2022	Page 9 of 11

6.4.	Trading Procedure – Employees Other Than Restricted Persons

Subject to section 6.5 of this policy, employees (other than Restricted Persons) may deal in the Company’s securities if the employee complies with the insider trading prohibitions in this policy.

6.5.	Other Prohibited Transactions

a)	Hedging transactions

All employees (including Restricted Persons) of the Company are prohibited from entering into an arrangement or transaction which would have the effect of limiting their exposure to risk in respect of any entitlement to securities (whether unvested or vested but subject to a holding lock or other escrow) received under an equity-based remuneration scheme.

All employees (including Restricted Persons) of the Company must not enter into arrangements or transactions which would have the effect of limiting their exposure to risk in respect of securities (whether unvested or vested but subject to a holding lock or other escrow) received other than pursuant to an equity-based remuneration scheme without first seeking and obtaining prior written clearance from an Approving Officer.

b)	Short-term trading

Short-term trading refers to trading in and out of the Company’s securities over a short period. Short-term trading by the Company’s Key Management Personnel may suggest that a trade was motivated by inside information, or otherwise demonstrates a lack of confidence in the Company’s securities.

Restricted Persons are prohibited from engaging in short-term speculative trading in the Company’s securities. Where a Security is held for a period shorter than six months, in the absence of other circumstances the Company is likely to consider that the trade of the Security short term or speculative.

Company Confidential

Securities Trading Policy
Department:	Corporate	COR-POL-5	Ver # 5	Active: 08-Jun-2022	Page 10 of 11

c)	Short selling

Short selling is when a person borrows a security and sells it in the hope that they be able to buy the security back at a lower price at some point in the future and close out their short position at a profit. Short selling by the Company’s Key Management Personnel may suggest that a trade was motivated by inside information, or otherwise demonstrates a lack of confidence in the Company’s securities.

Restricted Persons are prohibited from engaging in short selling of the Company’s securities.

d)	Margin lending and other secured financing arrangements

Margin lending and other secured financing arrangements involves a person entering into agreements that provide lenders with rights over their interests in securities in the Company.

Restricted Persons are prohibited from entering into margin lending and other secured financing arrangements in relation to the Company’s securities without first seeking and obtaining approval from an Approving Officer.

6.6.	Trading which is Not Subject to this Policy

a)	Trading in the following circumstances is excluded from this policy:

b)	transfers of securities between a Key Management Personnel and someone closely related to the Key Management Personnel or by a Key Management Personnel to their superannuation fund, in respect of which prior written clearance has been provided in accordance with procedures set out in this policy;

c)	a disposal of securities arising from the acceptance of a takeover offer, scheme of arrangement or equal access buy-back;

d)	a disposal of rights acquired under a pro rata issue;

e)	an acquisition of securities under a pro rata issue;

f)	an acquisition of securities under a security purchase plan or a dividend or distribution reinvestment plan where:

●	the Key Management Personnel did not commence or amend their participation in the plan during a Blackout Period; and

●	the Key Management Personnel does not withdraw from the plan during a Blackout Period other than in exceptional circumstances;

g)	the obtaining by a director of a share qualification;

h)	an acquisition of securities under an employee incentive scheme;

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Securities Trading Policy
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i)	if the Company has an employee incentive scheme with a Key Management Personnel as a trustee of the scheme, an acquisition of securities by the Key Management Personnel in his or her capacity as a trustee of the scheme;

j)	an acquisition or disposal of securities under a pre-determined investment or divestment plan for which prior written clearance has been provided in accordance with the procedures set out in this policy and where:

●	the Key Management Personnel did not enter into or amend the plan during a Blackout Period;

●	the plan does not permit the Key Management Personnel to exercise any discretion over how, when, or whether to acquire or dispose of the securities; and

●	the plan is not cancelled during a Blackout Period other than in exceptional circumstances.

k)	indirect and incidental trading that occurs as a consequence of a Key Management Personnel dealing in securities issued by a managed investment scheme, listed investment company, exchange-traded fund or similar investment vehicle that is managed by a third party and that happens to hold as part of its portfolio securities in GTG; and

l)	a disposal of securities that is the result of a secured lender exercising their rights, for example, under a margin lending arrangement where the arrangement had been approved by the Company in accordance with this Policy.

m)	Directors, officers and employees are prohibited from trading in securities if they possess insider information, even if the trading falls within an exclusion category under this clause.

6.7.	Breaches of Policy

Strict compliance with this policy is a condition of employment. The Company will take seriously and investigate all instances of alleged breaches of this policy. Breaches of this policy will be subject to disciplinary action, which may include termination of employment.

6.8.	Review of Policy

This Policy will be reviewed periodically and updated as required to ensure it continues to operate effectively. This Policy may be amended by resolution of the Board.

Date of Last Review: May 2021

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Company Confidential